Exhibit 99.1

June 29, 2026

United States Securities and Exchange Commission

Washington, D.C. 20549

Re: Uwharrie Capital Corp Employees 401k Retirement Plan

Form 11-K Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

Year Ended December 31, 2025

Dear Sir or Madam:

Our client, Uwharrie Capital Corp Employees 401k Retirement Plan, requests an extension of time to file their Form 11-K. They request an extension of time to July 14, 2026. An extension of time is required to obtain pertinent information necessary to properly conclude the audit of the Uwharrie Capital Corp Employees 401k Retirement Plan.

The name and address of the employer for your reference is as follows:

Uwharrie Capital Corp

132 North First Street

Albemarle, NC 28001

Please make record of this request for extension.

Sincerely,

/s/ Wipfli LLP

“Wipfli” is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.